Term sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 underlying supplement no. 8-I dated March 5, 2012 and product supplement no. 2-I dated November 14, 2011	Term Sheet to Product Supplement No. 2-I Registration Statement No. 333-177923 Dated March 5, 2012; Rule 433

Structured Investments	$ Return Notes Linked to the J.P. Morgan Contag Conditional Light Energy Excess Return Index due March 13, 2014

General
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The notes are designed for investors who seek unleveraged exposure to the J.P. Morgan Contag Conditional Light Energy Excess Return Index as described below.  Investors should be willing to forgo interest payments and, if the Ending Index Level is less than the Index Strike Level, be willing to lose some or all of their principal.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Senior unsecured obligations of JPMorgan Chase & Co. maturing March 13, 2014†
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about March 8, 2012 and are expected to settle on or about March 13, 2012.
•
The notes are not commodity futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute.  Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Key Terms
Index:
The J.P. Morgan Contag Conditional Light Energy Excess Return Index (the “Index”).  The level of the J.P. Morgan Contag Conditional Light Energy Excess Return Index is published each trading day under the Bloomberg ticker symbol “JCTBCLEE.”  For more information about the Index, please see “The J.P. Morgan Contag Conditional Light Energy Excess Return Index” in this term sheet.

Payment at Maturity:
Payment at maturity will reflect the performance of the Index.  Your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 × (1 + Index Return)
In no event, however, will the payment at maturity be less than $0.
You will lose some or all of your investment at maturity if the Ending Index Level is less than the Index Strike Level.

Index Return:	Ending Index Level – Index Strike Level Index Strike Level
Index Strike Level:
A level to be determined on the pricing date in the sole discretion of the Note Calculation Agent.  The Index Strike Level may or may not be the regular official Index Closing Level on the pricing date.  Although the Note Calculation Agent will make all determinations and will take all actions in relation to the establishment of the Index Strike Level in good faith, it should be noted that such discretion could have an impact (positive or negative), on the level of your notes.  The Note Calculation Agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Index Strike Level, that might affect the level of your notes.

Ending Index Level:	The Index Closing Level on the Observation Date
Observation Date†:	March 10, 2014
Maturity Date†:	March 13, 2014
CUSIP:	48125VQL7
†
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 2-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this term sheet

Investing in the Return Notes involves a number of risks.  See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement no. 8-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)
If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $10.00 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of approximately $2.50 per $1,000 principal amount note.  This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes.  The actual commission received by JPMS may be less than $10.00 per $1,000 principal amount note and will depend on market conditions on the pricing date.  In no event will the commission received by JPMS on the pricing date, which includes concessions to be and other amounts that may be allowed to other dealers, exceed $11.00 per $1,000 principal amount note. JPMS will also receive the aggregate profits generated from the deduction of the adjustment factor of 0.96% per annum from the level of the Index. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
March 5, 2012

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 2-I, underlying supplement no. 8-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 2-I dated November 14, 2011 and underlying supplement no. 8-I dated March 5, 2012.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2-I and “Risk Factors” in the accompanying underlying supplement no. 8-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 2-I dated November 14, 2011
http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf

•	Underlying supplement no. 8-I dated March 5, 2012:
http://www.sec.gov/Archives/edgar/data/19617/000089109212001439/e47631_424b2.pdf

•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Contag Conditional Light Energy Excess Return Index	TS-1

The J.P. Morgan Contag Conditional Light Energy Excess Return Index

The J.P. Morgan Contag Conditional Light Energy Excess Return Index is a synthetic rules-based proprietary index developed, calculated and maintained by J.P. Morgan Securities Ltd. (“JPMSL”).  The Index reflects a synthetic long exposure to the J.P. Morgan Contag Beta Light Energy Excess Return Index (the “Long Constituent”), and if the Conditional Long-Short Signal (as described below) is Long-Short, a synthetic short exposure to the S&P GSCITM Light Energy Index Excess Return, in each case subject to an adjustment factor of 0.96% per year, calculated and deducted daily.  We refer to each of the Long Constituent and the Short Constituent as a “Constituent” and, collectively, as the “Constituents.”

As of each monthly rebalancing date, the Conditional Long-Short Signal will be “Long-Only” and the Index will provide exposure to the Long Constituent but not the Short Constituent if (a) the performance of the Equally Weighted Basket over the 12 months prior to the applicable observation date is positive and (b) that positive performance meets an algorithmic performance consistency test that gives greater weight to more recent performance.  In all other cases, the Conditional Long-Short Signal will be “Long-Short,” and the Index will provide exposure to the Long Constituent and the Short Constituent.  As of the most recent rebalancing date, the Index is Long-Short.  The “Equally Weighted Basket” is an equally weighted basket of the 24 S&P GSCITM single commodity sub-indices corresponding to the 24 commodities included in the S&P GSCITM Index Excess Return as of January 2009.

The Index is an excess return index, not a total return index, because it tracks the return of up to two excess return indices.  An excess return index reflects the returns that are potentially available through synthetic exposure to uncollateralized positions in the futures contracts underlying that index, including the appreciation (or depreciation) of the applicable futures contract(s) and profit or loss realized when rolling such contracts. By contrast, a total return index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

An adjustment factor of 0.96% per annum will be deducted daily from the level of the Index.

The level of the J.P. Morgan Contag Conditional Light Energy Excess Return Index is published each trading day under the Bloomberg ticker symbol “JCTBCLEE.”  For more information about the J.P. Morgan Contag Conditional Light Energy Excess Return Index, see “The J.P. Morgan Contag Conditional Indices” in the accompanying underlying supplement no. 8-I.

Background on the Long Constituent — The J.P. Morgan Contag Beta Light Energy Excess Return Index

The J.P. Morgan Contag Beta Light Energy Excess Return Index is a synthetic rules-based proprietary index developed and maintained by J.P. Morgan Securities Ltd. (“JPMSL”) and calculated by the JPMorgan Global Index Research Group (“GIRG”), a separate division of J.P. Morgan Securities LLC.  The Index is intended to capture the return of the synthetic exposure to a synthetic basket consisting of 24 commodities, each of which is represented by a commodity futures contract selected by a methodology developed by JPMSL, which we refer to as the “Selection Methodology.”  The Selection Methodology uses, along with other criteria, the slope of the futures curve for each eligible commodity to select the futures contract for each eligible commodity with the highest level of backwardation (or in the absence of backwardation, the least amount of contango). “Backwardation” refers to the situation where the futures contracts for a commodity with a delivery month further in time have lower contract prices than futures contracts for the same commodity with a delivery month closer in time.  If there is no futures contract for one or more eligible commodities with backwardation, the Selection Methodology will select the futures contract with the lowest level of contango for any such commodities.  “Contango” refers to the situation where the futures contracts for a commodity with a delivery month further in time have higher contract prices than futures contracts for the same commodity with a delivery month closer in time.

The weights assigned to the commodities represented in the J.P. Morgan Contag Beta Light Energy Excess Return Index are based on the Contract Production Weights of S&P GSCITM Light Energy Index.  For more information on how the commodity weights of the J.P. Morgan Contag Beta Light Energy Excess Return Index are defined, please see “Background on the Long Constituents — The J.P. Morgan Contag Beta Indices — Calculation and Publication of the Contag Beta Index Level — Commodity Weights” in the accompanying underlying supplement no. 8-I and “The S&P GSCI Indices” in the accompanying product supplement no. 2-I.

The level of the J.P. Morgan Contag Beta Light Energy Excess Return Index is published each trading day under the Bloomberg ticker symbol “JCTABLEE.”  For more information about the J.P. Morgan Contag Beta Light Energy Excess Return Index, see “Background on the Long Constituents — The J.P. Morgan Contag Beta Indices” in the accompanying underlying supplement no. 8-I.

Background on the Short Constituent — The S&P GSCITM Light Energy Index Excess Return

The S&P GSCITM Light Energy Index Excess Return is calculated, maintained and published daily by Standard & Poor’s Financial Services LLC (“S&P”) and is composed of the same commodity futures contracts as the S&P GSCI™, but with those weights for contracts in the energy sector having been divided by 4.  The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal nonfinancial commodities (i.e., physical commodities) in the world economy. The S&P GSCI™ represents the return of a portfolio of the futures contracts for the underlying commodities.

Because the weights of energy-related S&P GSCI™ commodities are reduced in the S&P GSCITM Light Energy Index Excess Return relative to the S&P GSCI™, the relative weights of the remaining S&P GSCI™ commodities are necessarily increased. As a result, although the S&P GSCITM Light Energy Index Excess Return contains all of the S&P GSCI™ commodities that are included in the S&P GSCI™, they are not world-production weighted in the same manner as the S&P GSCI™ and may not serve as a benchmark for changes in inflation or other economic factors. In particular, because of the significance of energy-related commodities to the world economy, a significant reduction in the weights of these commodities in the S&P GSCITM Light Energy Index Excess Return will substantially limit the effect of changes in energy prices on the S&P GSCITM Light Energy Index Excess Return. Increases in the prices of energy commodities, therefore, will not increase the level of the S&P GSCITM Light Energy Index Excess Return to the same extent as the S&P GSCI™.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Contag Conditional Light Energy Excess Return Index	TS-2

Selected Purchase Considerations

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UNLEVERAGED EXPOSURE TO THE J.P. MORGAN CONTAG BETA LIGHT ENERGY EXCESS RETURN INDEX — The notes provide unleveraged exposure to the J.P. Morgan Contag Beta Light Energy Excess Return Index.  Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE J.P. MORGAN CONTAG CONDITIONAL LIGHT ENERGY EXCESS RETURN INDEX — The return on the notes is linked to the J.P. Morgan Contag Conditional Light Energy Excess Return Index.  The Index reflects a synthetic long exposure to the J.P. Morgan Contag Beta Light Energy Excess Return Index, and if the Conditional Long-Short Signal is Long-Short, a synthetic short exposure to the S&P GSCITM Light Energy Index Excess Return, in each case subject to an adjustment factor of 0.96% per year, calculated and deducted daily.  See “The J.P. Morgan Contag Conditional Light Energy Excess Return Index” in this term sheet for additional information.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

Your investment in the notes will involve significant risks.  Investing in the notes is not equivalent to investing directly in the Index, the Constituents, any of the futures contracts underlying the Constituents, the commodity to which those commodity futures contracts relate or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to, any of the foregoing.  In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 2-I dated November 14, 2011 and in the “Risk Factors” section of the accompanying underlying supplement no 8-I dated March 5, 2012. You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes may not return any of your investment.  The return on the notes is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive or negative.  If the Ending Index Level is less than the Initial Index Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level, provided that the payment on the notes will not be less than $0.  Accordingly, you could lose some or all of your initial investment at maturity.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes , and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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THE REPORTED LEVEL OF THE INDEX INCLUDES THE DEDUCTION OF AN ADJUSTMENT FACTOR — One way in which the Index differs from a typical index is that its daily reported level includes a deduction from the aggregate value of an adjustment factor assessed at an annual rate of 0.96%.  This adjustment factor is deducted daily and calculated based on an actual/360 accrual basis.  As a result of the deduction of this amount, the value of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such amount is deducted.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Note Calculation Agent, Index Calculation Agent, Index Sponsor, Long Constituent Calculation Agent and Long Constituent Sponsor and hedging our obligations under the notes.  In performing these duties, our economic interests and the economic interests of the Note Calculation Agent, Index Calculation Agent, Index Sponsor, Long Constituent Calculation Agent, Long Constituent Sponsor and other affiliates of ours are potentially adverse to your

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Contag Conditional Light Energy Excess Return Index	TS-3

interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors” in the accompanying product supplement no. 2-I for additional information about these risks.
Although the Note Calculation Agent will make all determinations and will take all actions in relation to the establishment of the Index Strike Level in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes.  The Note Calculation Agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Index Strike Level, that might affect the value of your notes.

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OUR AFFILIATE, JPMSL, AS THE INDEX SPONSOR, THE INDEX CALCULATION AGENT AND LONG CONSTITUENT SPONSOR, AND OUR AFFILIATE, GIRG, AS THE LONG CONSTITUENT CALCULATION AGENT, MAY ADJUST THE INDEX OR THE LONG CONSTITUENT IN A WAY THAT AFFECTS ITS LEVEL — JPMSL, one of our affiliates, acts as the Index Calculation Agent, Index Sponsor and the Long Constituent Calculation Agent and is responsible for calculating and maintaining the Index, maintaining the Long Constituent and developing the guidelines and policies governing the composition and calculation of the Index and the Long Constituent.  GIRG, one of our affiliates, acts as the Long Constituent Calculation Agent and is responsible for calculating the Long Constituent.

The rules governing the Index may be amended at any time by JPMSL, in its sole discretion, and the rules also permit the use of discretion by JPMSL in specific instances, such as the right to substitute another index as the Long Constituent or the right to substitute or exclude a futures contract included in the Long Constituent.  In addition, the rules governing the Long Constituent will be interpreted by JPMSL and GIRG and may be amended at any time by JPMSL, in its sole discretion.  The rules also permit GIRG to exercise decision-making authority and judgment in specific instances, including the right to substitute or exclude a futures contract included in the Long Constituent and the right to determine the values to be used in the event of market disruptions that affect its ability to calculate and publish the level of the Long Constituent.  In addition, the rules permit JPMSL to exercise decision-making authority and judgment in specific instances, including the right to replace or replicate the S&P GSCITM Light Energy Index if that index is discontinued or materially modified.  Unlike other indices, the maintenance of the Index and the Long Constituent is not governed by an independent committee.  Although judgments, policies and determinations concerning the Index and the Long Constituent are and will be made by JPMSL and GIRG, as applicable, JPMorgan Chase & Co., as the parent company of JPMSL and GIRG, ultimately controls JPMSL and GIRG.
In addition, the policies and judgments for which JPMSL and GIRG are responsible could have an impact, positive or negative, on the level of the Index and the Long Constituent and the value of your notes.  JPMSL and GIRG are under no obligation to consider your interests as an investor in the notes in taking any actions that might affect the value of your notes.  Furthermore, the inclusion of a Constituent in  the Index or the inclusion of the relevant futures contracts in the Long Constituent is not an investment recommendation by us, JPMSL or GIRG of that Constituent or those futures contracts.

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JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on commodity markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, the Index, the Constituents and the futures contracts underlying the Constituents.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO IMPACT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Affect the Value of the Notes” below.
The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the Note Calculation Agent.  If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.  Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in the accompanying product supplement no. 2-I for more information.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Contag Conditional Light Energy Excess Return Index	TS-4

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Constituents are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Index.  Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes.  Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission has adopted regulations that establish position limits for certain commodity-based futures contracts, such as futures contracts on certain energy, agricultural and metals based commodities.  These regulations may reduce liquidity in the exchange-traded market for such commodity-based futures contracts.  Such regulatory changes may result in a modification of the rules, which may, in turn, have a negative effect on the levels of the Index and the Constituents and your payment, if any, at maturity.  Furthermore, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes.  See “We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.

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THE INDEX MAY NOT BE SUCCESSFUL AND MAY NOT OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED WITH RESPECT TO THE CONSTITUENTS — The Index follows a proprietary strategy that operates on the basis of pre-determined rules.  No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the Constituents or the futures contracts underlying the Constituents.

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AN INVESTMENT IN THE NOTES CARRIES THE RISKS ASSOCIATED WITH THE METHODOLOGY USED TO CALCULATE THE LONG CONSTITUENT — The Long Constituent is constructed, in part, using a rules-based methodology which uses, along with other criteria, the slope of the commodities futures curve in order to select a particular futures contract for each eligible commodity in which to synthetically gain exposure (the “Selection Methodology”). The futures contract with the highest level of backwardation is selected for each eligible commodity (each, a “Contag Contract”), subject to certain limitations. If there is no futures contract for one or more eligible commodities with backwardation, the Selection Methodology will select the futures contract with the lowest level of contango for any such commodities.

In addition, the Long Constituent is synthetically exposed to the futures contracts selected by the Selection Methodology and such futures contracts may, in general, be deferred futures contracts (i.e., those contracts having a delivery month further dated than the futures contract with the nearest delivery month). It is generally expected that such deferred futures contracts may have less liquidity than the near-month futures contracts (those being the nearest-to-deliver) with respect to the same commodities. Deferred futures contracts may also be less well correlated with the spot market (physical) prices of the relevant commodities and exhibit different levels of volatility. Accordingly, the Long Constituent may not perform as well as an index linked to the spot prices of the relevant commodities.

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INCREASES IN THE LEVEL OF THE LONG CONSTITUENT MAY BE MODERATED, OR MORE THAN OFFSET, BY INCREASES IN THE LEVEL OF THE SHORT CONSTITUENT — The Index is calculated by reference to the net return of long exposure to the Long Constituent and, subject to the Long-Short Signal, short exposure to the Short Constituent.  Although the Constituents comprise futures contracts on commodities, the methodology behind, and calculation of, the Constituents, including the particular futures contracts included in the calculation of their value, are different.  The Long Constituent is calculated pursuant to the proprietary rules for that index developed by JPMSL, and the Short Constituent is calculated in accordance with the rules developed by S&P.  Price movements between the particular futures contracts underlying any Constituent may not correlate with each other.  At a time when the value of the futures contracts underlying the Short Constituent increases, the value of the futures contracts underlying the Long Constituent may not increase as much or may decline.  Increases in the level of the Long Constituent may be moderated, or more than offset, by increases in the level of the Short Constituent, which may have an adverse affect on the value of the notes.

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BECAUSE THE INDEX MAY INCLUDE SYNTHETIC SHORT POSITIONS, THE INDEX MAY BE SUBJECT TO ADDITIONAL RISKS — The Index employs a technique generally known as “long-short” strategy in certain instances, depending on the Conditional Long-Short Signal.  When a long-short strategy is employed, the Index will have synthetic long exposure to the Long Constituent and synthetic short exposure to the Short Constituent.  Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the amount by which the price that the relevant asset may appreciate before the short position is closed.  It is possible that the Short Constituent may appreciate substantially with an adverse impact on the level of the Index and your notes.

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PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE INDEX — Market prices of the commodity futures contracts included in the Constituents tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodities underlying the commodity futures contracts included in the Constituents.  See “The Market Prices of the Commodities Underlying the Futures Contracts Included in the Constituents Will Affect the Value of the Notes” below.  The prices of commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds.  These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities.  As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities.  Many commodities are also highly cyclical.  The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Contag Conditional Light Energy Excess Return Index	TS-5

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THE MARKET PRICES OF THE COMMODITIES UNDERLYING THE FUTURES CONTRACTS INCLUDED IN THE CONSTITUENTS WILL AFFECT THE VALUE OF THE NOTES — The prices of the commodities upon which the futures contracts that compose the Constituents are based are affected by numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, general weather conditions, and agricultural, trade, fiscal and exchange control policies.  Many commodities are also highly cyclical.  These factors, some of which are specific to the market for each such commodity, may cause the value of the different commodities upon which the futures contracts that compose the Index are based, as well as the futures contracts themselves, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked to the Index.  It is not possible to predict the aggregate effect of all or any combination of these factors.

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A DECISION BY AN EXCHANGE ON WHICH THE FUTURES CONTRACTS UNDERLYING THE CONSTITUENTS ARE TRADED TO INCREASE MARGIN REQUIREMENTS MAY AFFECT THE LEVEL OF THE INDEX — If an exchange on which the futures contract underlying the Constituents are traded increases the amount of collateral required to be posted to hold positions in such futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the Index to decline significantly.

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THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The notes are linked to the Index, which includes Constituents that track commodity futures contracts, not physical commodities (or their spot prices).  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.

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OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITY OR COMMODITY FUTURES CONTRACT — The return on your notes will not reflect the return you would realize if you actually purchased the futures contracts that compose the Constituents, the related commodities or other exchange-traded or over-the-counter instruments based on the futures contracts that compose the Index Constituents or the related commodities.  You will not have any rights that holders of those assets or instruments have.

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HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE CONSTITUENTS RELATIVE TO THE CURRENT PRICES OF SUCH CONTRACTS MAY AFFECT THE LEVEL OF THE INDEX AND THE VALUE OF THE NOTES — The Constituents are composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the exchange-traded futures contracts that compose the Constituents approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced with a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.”  While the Long Constituent’s Selection Methodology is intended to select futures contracts with the highest level of backwardation (or in the absence of backwardation, the least amount of contango), commodity futures contracts generally have historically been in contango and no assurance can be given that the Selection Methodology will be successful in mitigating or avoiding contango and negative roll yields. Contango could adversely affect the value of the Index and thus the value of notes linked to the Index.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED OPTIONS FUTURES MARKETS MAY AFFECT ADVERSELY THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during any day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the level of the Index and, therefore, the value of your notes.

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THE INDEX AND THE LONG CONSTITUENT HAVE LIMITED OPERATING HISTORIES — The Index and the Long Constituent were established on May 29, 2009 and therefore have limited operating histories.  Any back-testing or similar analysis in respect of the Index must be considered illustrative only and may be based on estimates or assumptions not used by the Note Calculation Agent when determining the levels of the Index.  Past performance should not be considered indicative of future performance

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THE NOTES ARE LINKED TO AN EXCESS RETURN INDEX AND NOT A TOTAL RETURN INDEX — The notes are linked to an excess return index and not a total return index. An excess return index, such as the Index, reflects the returns that are potentially available through an unleveraged investment in the contracts composing such index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Contag Conditional Light Energy Excess Return Index	TS-6

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS, intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including but not limited to:

•	actual and expected frequency and magnitude of changes in the levels of the Index and the Index Constituents (i.e., volatility);
•	the time to maturity of the notes;
•	supply and demand trends at any time for the commodity upon which the futures contracts that compose the Index Constituents are based or the exchange-traded futures contracts on that commodity;
•	the market price of the commodities upon which the futures contracts that compose the Index Constituents are based or the exchange-traded futures contracts on that commodity;
•	interest and yield rates in the market generally;
•	economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Contag Conditional Light Energy Excess Return Index	TS-7

What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Index?

The following table and examples illustrate the hypothetical payment at maturity for each $1,000 principal amount note.  The hypothetical payments at maturity set forth below assume an Index Strike Level of 400 for each $1,000 principal amount note.  The hypothetical payments at maturity set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Index Return	Payment at Maturity
720.00	80.00%	$1,800.00
680.00	70.00%	$1,700.00
640.00	60.00%	$1,600.00
600.00	50.00%	$1,500.00
560.00	40.00%	$1,400.00
520.00	30.00%	$1,300.00
480.00	20.00%	$1,200.00
440.00	10.00%	$1,100.00
420.00	5.00%	$1,050.00
402.00	0.50%	$1,005.00
400.00	0.00%	$1,000.00
360.00	-10.00%	$900.00
320.00	-20.00%	$800.00
280.00	-30.00%	$700.00
240.00	-40.00%	$600.00
200.00	-50.00%	$500.00
160.00	-60.00%	$400.00
120.00	-70.00%	$300.00
80.00	-80.00%	$200.00
40.00	-90.00%	$100.00
0.00	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from the Index Strike Level of 400 to an Ending Index Level of 420. Because the Ending Index Level of 420 is greater than the Index Strike Level of 400, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5%) = $1,050

Example 2: The level of the Index decreases from the Index Strike Level of 400 to an Ending Index Level of 320.  Because the Ending Index Level of 320 is less than the Index Strike Level of 400, the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -20%) = $800
Example 3: The level of the Index decreases from the Index Strike Level of 400 to an Ending Index Level of 0.  Because the Ending Index Level of 0 is less than the Index Strike Level of 400, the investor receives a payment at maturity of $0 per $1,000 principal amount note.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Contag Conditional Light Energy Excess Return Index	TS-8

Hypothetical Back-tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly Index Closing Levels from January 5, 2007 through May 22, 2009, and the historical performance of the Index based on the weekly Index Closing Levels from May 29, 2009 through March 2, 2012.  The Index was established on May 29, 2009.  The Index Closing Level on March 2, 2012 was 403.5567.  We obtained the Index Closing Levels below from Bloomberg Financial Markets.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The hypothetical back-tested and historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the pricing date or the Observation Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.  The hypothetical back-tested performance of the Index set forth in the following graph was calculated on materially the same basis as the performance of the Index is now calculated, but does not represent the actual historical performance of the Index.

The hypothetical historical levels above have not been verified by an independent third party.  The back-tested, hypothetical historical results above have inherent limitations.  These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight.  No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.

Alternative modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above.  Hypothetical back-tested results are neither an indicator nor a guarantee of future returns.  Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan Contag Conditional Light Energy Excess Return Index	TS-9